Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-52032, 333-127922, 333-157591, 333-157593 and 333-116102 on Form S-8 and Registration Statement Nos. 333-136014 and 333-165924 on Form S-3 of our reports dated November 10, 2010, relating to the consolidated financial statements of The Greenbrier Companies, Inc. and the effectiveness of The Greenbrier Companies, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Greenbrier Companies, Inc. for the year ended August 31, 2010.
/s/ Deloitte & Touche LLP
Portland, Oregon
November 10, 2010